UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2010

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On November 3, 2010, ICU Medical, Inc. (the “Company”) entered into an amended and restated Retention Agreement (the “Amended and Restated Retention Agreement”) with George A. Lopez, M.D., the Company’s Chief Executive Officer and Chairman of the Board of Directors (the “CEO”).  The Amended and Restated Agreement supersedes in its entirety that certain Retention Agreement, dated January 29, 2010, by and between the Company and the CEO (the “Original Retention Agreement”).

The Amended and Restated Retention Agreement eliminates the gross up payment payable by the Company to the CEO in the event that any of the payments or benefits under the agreement would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and excise taxes are imposed by Section 4999 of the Code (the “Excise Tax”).  Instead, the Amended and Restated Retention Agreement provides that in the event the CEO’s payments or benefits would be subject to the Excise Tax, the CEO’s payments and benefits under the agreement would be (i) delivered in full, or (ii) reduced such that no portion of the payments or benefits would be subject to the Excise Tax, whichever is more favorable on an after tax basis to the CEO.  All other terms of the Original Retention Agreement remain unchanged.

The foregoing summary of the Amended and Restated Retention Agreement is qualified in its entirety by reference to the Amended and Restated Retention Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Amended and Restated Retention Agreement, dated as of November 3, 2010, by and between ICU Medical, Inc. and George A. Lopez, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 5, 2010

ICU MEDICAL, INC.

/s/ Scott E. Lamb
Scott E. Lamb
Secretary, Treasurer and
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Amended and Restated Retention Agreement, dated as of November 3, 2010, by and between ICU Medical, Inc. and George A. Lopez, M.D.